Exhibit 10.4

AMENDED AND RESTATED TAX SHARING AGREEMENT

This Amended and Restated Tax Sharing Agreement (“Agreement”) is entered into as of October 6, 2009, by and among Duane Reade Holdings, Inc. (“Parent”), the Subsidiaries (as hereinafter defined) of Parent that are signatories hereto, Duane Reade International, LLC, a Delaware limited liability company, (“DR International”), Duane Reade, a New York general partnership, (“DR Partnership”), and any entities which become parties hereto pursuant to Paragraph 19 hereof. Parent and its Subsidiaries are hereinafter sometimes referred to as the “Group.”

WHEREAS, Parent and the Subsidiaries desire, to the extent permitted by the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), that the Parent file consolidated Federal income tax returns on behalf of the Group; and

WHEREAS, Parent and the Subsidiaries desire that the Group participate, to the extent permitted by applicable state or local law, to file combined state or local income tax returns (which shall be deemed for all purposes of this Agreement to include any combined, consolidated, unitary or similar state or local tax return) if so requested by Parent; and

WHEREAS, Parent, the Subsidiaries, DR International, and DR Partnership, wish to allocate and settle among themselves in an equitable manner the consolidated Federal and combined state and local income tax liability of the Group, for Taxable Periods (as hereinafter defined) governed by this Agreement; and

WHEREAS, the Subsidiaries desire to be indemnified by Parent with respect to certain tax liabilities, and Parent is willing to so indemnify the Subsidiaries; and

WHEREAS Parent, the Subsidiaries, DR International, and DR Partnership are parties to a Tax Sharing Agreement dated July 30, 2004 (the “Effective Date”), as amended and restated on August 7, 2009, and seek to further amend and restate such agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms shall be defined as follows:

(a) “Estimated Tax Payments” for a Taxable Period shall mean, with respect to each Subsidiary, the aggregate payments by the Subsidiary to Parent for such Taxable Period provided in Paragraph 3.

(b) “Final Determination” shall mean the final resolution of any tax matter, including, but not limited to, (1) a closing agreement with the Internal Revenue Service (the “IRS”) or the relevant state, local or foreign taxing authority, (2) an agreement contained on IRS Form 866, IRS Form 906, or other comparable form, (3) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (4) a final disposition of a claim for refund, (5) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired, or (6) a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(c) “Separate Federal Taxable Income” for a Taxable Period shall mean, with respect to each Subsidiary, the Federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Period that the Subsidiary would have reported if it had not been included in the consolidated Federal income tax return filed for the Group with respect to such Taxable Period but instead had filed its own separate Federal income tax return for such Taxable Period. In computing such taxable income, (i) the Subsidiary shall not take into account any amounts paid or payable by the Subsidiary to Parent under Paragraphs 2, 3 or 5 hereof with respect to Federal taxes or by Parent to the Subsidiary under Paragraphs 2, 5 or 7 hereof with respect to Federal taxes; (ii) the Subsidiary shall take into account all elections, positions and methods used in the consolidated Federal income tax return filed for the Group that must be applied on a consolidated basis; (iii) the Subsidiary shall be entitled to take into account any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes which could have been utilized by such Subsidiary if it had never been included in the consolidated Federal income tax return filed for the Group; and (iv) the Subsidiary shall not take into account transactions between such Subsidiary and another Subsidiary or Parent until the first taxable year in which such transaction is required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 (including taking into account any income, gains or losses of such Subsidiary on transactions that must be taken into account pursuant to Treasury Regulation Section 1.1502-13 and any income that must be taken into account pursuant to Treasury Regulation Section 1.1502-19).

(d) “Separate Federal Tax” for a Taxable Period shall mean, with respect to each Subsidiary, the Federal income tax liability or, if applicable, the Federal alternative minimum tax liability, for such Taxable Period that the Subsidiary would have incurred if it had not been included in the consolidated Federal income tax return filed for the Group with respect to such Taxable Period, but had instead filed its own Federal income tax return for such Taxable Period. In computing such tax liability, (i) the Subsidiary shall not take into account any amounts paid or payable by the Subsidiary to Parent under Paragraphs 2, 3 or 5 hereof with respect to Federal taxes or by Parent to the Subsidiary under Paragraphs 2, 5 or 7 hereof with respect to Federal taxes; (ii) the Subsidiary shall take into account all elections, positions and methods used in the consolidated Federal income tax return filed for the Group that must be applied on a consolidated basis; (iii) the Subsidiary shall be entitled to take into account any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes which could have been utilized by such Subsidiary if it had never been included in the consolidated Federal income tax return filed for the Group; and (iv) the Subsidiary shall not take into account transactions between such Subsidiary and another Subsidiary or Parent until the first taxable year in which such transaction is required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 (including taking into account any income, gains or losses of such Subsidiary on transactions that must be taken into account pursuant to Treasury Regulation Section 1.1502-13 and any income that must be taken into account pursuant to Treasury Regulation Section 1.1502-19). If the computation of the Separate Federal Tax for a Subsidiary for any Taxable Period does not result in a positive number, such Subsidiary’s Separate Federal Tax for such Taxable Period shall be deemed to be zero.

(e) “Separate State and Local Taxable Income” for a Taxable Period shall mean, with respect to each Subsidiary, the state and local taxable income, computed in a manner consistent with the computation of the Separate Federal Taxable Income, as defined above, that the Subsidiary would have reported with respect to each state or local taxing jurisdiction, for any Taxable Period for which the Subsidiary participates, with Parent or any Subsidiary of Parent (other than the Subsidiary), in the filing of a combined state or local income tax return with such jurisdiction, if the Subsidiary had filed with such jurisdiction a separate return.

(f) “Separate State and Local Tax” for a Taxable Period shall mean, with respect to each Subsidiary, the aggregate state and local income tax, computed in a manner consistent with the computation of the Separate Federal Tax, as defined above, that the Subsidiary would have incurred with respect to each relevant state and local taxing jurisdiction, for any Taxable Period for which the Subsidiary participates with Parent or any Subsidiary of Parent (other than the Subsidiary) in the filing of a combined state or local income tax return with such jurisdiction, if the Subsidiary had filed with such jurisdiction a separate return.

(g) “Subsidiary” as to any entity (the parent corporation) shall mean a corporation that would be an includible corporation that is a member of an affiliated group of corporations of which the parent corporation would be the common parent, all within the meaning attributable to such terms in Section 1504 of the Code and

Treasury Regulations thereunder or, for purposes of Paragraph 2(b) below, any corresponding provision of state or local income tax law. “Subsidiary” shall include any corporation added to the Group pursuant to Paragraph 19(a) or added to the New Affiliated Group pursuant to Paragraph 19(b).

(h) “Taxable Period” shall mean any taxable year or portion thereof, beginning on or after the Effective Date, with respect to which a consolidated Federal income tax return is properly filed on behalf of the Group; or, in the case of any combined state or local return, any such taxable year or portion thereof, with respect to which a combined state or local income tax return is filed by Parent or any Subsidiary of Parent.

2.	Payments Between Parent and Subsidiaries.

(a) For each Taxable Period, each Subsidiary shall pay to Parent, an amount equal to the excess, if any, of the Separate Federal Tax for such Taxable Period of such Subsidiary over the aggregate amount of the Estimated Tax Payments actually made by the Subsidiary to Parent with respect to Federal income taxes for such Taxable Period. If the aggregate amount of the Estimated Tax Payments actually made to Parent with respect to Federal income taxes for such Taxable Period exceeds the Separate Federal Tax for such Taxable Period of the Subsidiary, Parent shall pay to the Subsidiary, an amount equal to such excess.

(b) For each Taxable Period with respect to which any Subsidiary participates (or is included) in the filing of any combined state or local income tax return with Parent or any Subsidiary of Parent (other than such Subsidiary), such Subsidiary shall pay to Parent an amount equal to the excess, if any, of the Separate State and Local Tax of such Subsidiary for such Taxable Period over the aggregate amount of the Estimated Tax Payments actually made by such Subsidiary to Parent with respect to such state and local income tax for such Taxable Period. If the aggregate amount of the Estimated Tax Payments actually made to Parent with respect to such state or local income tax for such Taxable Period exceeds the Separate State or Local Tax of such Subsidiary for such Taxable Period, Parent shall pay to such Subsidiary, an amount equal to such excess.

3.	Estimated Tax Payments.

(a) For each Taxable Period, each Subsidiary shall pay to Parent, no later than the fifth day prior to the date an estimated Federal income tax payment is due, the amount of estimated Federal income taxes that such Subsidiary would have been required to pay on such date if such Subsidiary had filed for such period a separate return. Such estimated Federal income tax liability shall be determined consistent with the calculation of the Separate Federal Tax of such Subsidiary and shall reflect the estimated tax of such Subsidiary projected for the Taxable Period (without taking into account any tax liability shown on a preceding Taxable Period tax return) .

(b) For every Taxable Period with respect to which any Subsidiary participates in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than such Subsidiary), such Subsidiary shall pay to Parent no later than the fifth day prior to the date an estimated state or local income tax payment is due, the amount of estimated taxes that such Subsidiary would have been required to pay if such Subsidiary had filed for such period a separate return. Such estimated state or local income tax liability shall be determined consistent with the calculation of the Separate State and Local Tax for such Subsidiary and, to the extent permitted by applicable law, shall reflect the estimated tax of such Subsidiary projected for such period (without taking into account any tax liability shown on a preceding Taxable Period tax return).

4.	Time and Form of Payment.

Payments by the Subsidiaries or Parent pursuant to Paragraph 2 hereof shall be made no later than the fifth day prior to the due date of the Group’s consolidated Federal income tax return or any relevant combined state or local income tax return for the period for which such a payment is due. If the due date for any such return is extended, any amounts due at the time of filing a request for extension of time to file shall be paid on an estimated basis. No later than five (5) days prior to the extended due date for such return for such Taxable Period, the payment of each Subsidiary shall be recalculated, and any difference between (i) the tax liability of such Subsidiary to be reflected on such return and (ii) all prior Estimated Tax Payments made by such Subsidiary with respect to the such Taxable Period shall be paid by such fifth day to the party entitled thereto, with interest from the original due date at the relevant statutory rate.

5.	Adjustments.

(a) Redeterminations of Tax Liability. In the event of any redetermination of the consolidated Federal income tax liability of the Group for any Taxable Period (or of the combined state or local income tax liability for any Taxable Period for which a combined state or local income tax return is filed) as a result of an audit by the Internal Revenue Service (or the relevant state or local taxing authorities), a claim for refund or otherwise, the Separate Federal Tax (or Separate State and Local Tax)

for each Subsidiary shall be recomputed for such Taxable Period and any prior and subsequent Taxable Periods to take into account such redetermination, including any applicable interest, penalties and additions to tax (to the extent actually imposed or, in the case of interest, imposed or received), and payments due pursuant to Paragraph 2 hereof shall be appropriately adjusted. Any payment by a Subsidiary to Parent or by Parent to a Subsidiary required by such adjustment shall be paid within ten (10) days after the date of a Final Determination with respect to such redetermination or as soon as such adjustment practicably can be calculated.

(b) Refund of Tax Sharing Payment. In the event that the calculation of the Separate Federal Taxable Income (or Separate State or Local Taxable Income) for any Subsidiary for any Taxable Period results in a loss, such loss may be carried back and deducted in calculating the Separate Federal Tax (or Separate State and Local Tax) of such Subsidiary for prior Taxable Periods in the same manner as it would have been carried back and deducted had it never been included in the consolidated Federal income tax return filed for the Group. In such case, the Separate Federal Tax (or Separate State and Local Tax) of such Subsidiary shall be recomputed for the Taxable Period or Periods to which such loss is carried and for any subsequent Taxable Periods to take into account the deduction of such loss, including any interest actually received, and payments made pursuant to Paragraph 2 hereof shall be appropriately adjusted. In the case of any carryback of a loss pursuant to this Paragraph 5(b), any payment by Parent to such Subsidiary required by such adjustment shall be paid within seven (7) days after such refunds are received by Parent, or, in the case of contested proceedings, within thirty (30) days after the Final Determination with respect thereto. Excess credits for any Taxable Period shall be carried back and otherwise treated in a manner consistent with the provision of this Paragraph 5.

6.	Interest on Unpaid Amounts.

In the event that any party fails to pay any amount owed pursuant to this Agreement by the date when due, interest shall accrue on any unpaid amount at the “designated rate” from the due date until such amounts are fully paid. For purposes of this Agreement, the “designated rate” shall mean a rate equal to such percentage as is provided with respect to tax deficiencies or refunds charged or credited by the Internal Revenue Service or state or local taxing authority, as the case may be.

7.	Indemnification.

Parent shall indemnify each Subsidiary on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to such Subsidiary of (x) a payment hereunder or (y) the liability to the Internal Revenue Service or state, local or foreign taxing authority giving rise to such a payment), with respect to and in the amount of:

(a) any liability to the Internal Revenue Service for Federal income tax incurred by such Subsidiary for any Taxable Period with respect to which such Subsidiary is included in a consolidated Federal income tax return filed on behalf of the Group;

(b) any liability for state or local income tax to a state or local taxing authority incurred by such Subsidiary with respect to any jurisdiction for any Taxable Period with respect to which such Subsidiary participates in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than such Subsidiary);

(c) any liability for Federal, state or local income tax to the Internal Revenue Service or a state or local taxing authority, as the case may be, incurred by such Subsidiary, to the extent attributable to any other member of the Group and for which such Subsidiary is liable as a result of being included in a consolidated Federal income tax return of the Group or as a result of participating in the filing of a combined state or local income tax return with Parent or any other Subsidiary of Parent; and

(d) interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in Paragraphs 7(a), (b) or (c) above. Parent shall pay to each Subsidiary amounts due under Paragraphs 7(a), (b) and (c) and Paragraph 7(d) (to the extent such amounts are related to amounts under Paragraphs 7(a), (b), or (c)) no later than ten (10) days after the date of a Final Determination with respect thereto;

provided, however, that Parent shall not be required to pay a Subsidiary if such Subsidiary has failed to timely pay to Parent all amounts required to be paid by such Subsidiary to Parent under this Agreement, unless (i) any such failures are de minimis and (ii) any such amounts that have not been paid to Parent reduce the amounts required to be paid by Parent to Subsidiary under this Paragraph 7.

8.	Filing of Returns, Payment of Tax, Etc.

(a) Agent. Parent and the Subsidiaries agree that Parent shall file consolidated Federal income tax returns for each Taxable Period of the Group. Each Subsidiary hereby appoints Parent as its agent, as long as such Subsidiary is a member of the Group, for the purpose of filing consolidated Federal income tax returns and for making any election or application or taking any action in connection therewith on behalf of such Subsidiary consistent with the terms of this Agreement. Each Subsidiary hereby appoints Parent as its agent, as long as such Subsidiary is a member of the Group, for the purpose of filing any combined state or local income tax returns that Parent may elect to file or cause to be filed, and for making any election or application or taking any action in connection therewith on behalf of such Subsidiary consistent with the terms of this Agreement. Each Subsidiary hereby consents to the filing of such returns, and to the making of such elections and applications. Parent agrees that to the extent the filing of any combined state or local return by Parent (or a Subsidiary of Parent) with any Subsidiary with such Subsidiary for any period will reduce the state or local tax liability of such Subsidiary, without causing an increase in the state or local tax liability of Parent or any other Subsidiary of Parent in such period, Parent will file or cause to be filed for such taxable period a combined state or local income tax return with such Subsidiary; provided, however, that such filing is permitted by applicable state or local law. Except as provided in this Paragraph 8, nothing herein shall be construed as requiring Parent or any Subsidiary of Parent to file combined state or local income tax returns on behalf of any members of the Group for any Taxable Period.

(b) Cooperation. Each Subsidiary shall cooperate with Parent in the filing, to the extent permitted by law, of a consolidated Federal income tax return and such combined state or local income tax returns for members of the Group as Parent elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions that Parent may reasonably request in connection therewith. Parent and each Subsidiary shall provide one another with such information concerning such returns and the application of payments made under this Agreement as any of such corporations may reasonably request of one another.

(c) Payment of Tax. For each Taxable Period, Parent shall timely pay or discharge, or cause to be timely paid or discharged, the consolidated Federal income tax liability of the Group for such Taxable Period and the combined state or local income tax liability shown on any combined state or local income tax return that Parent or any Subsidiary elects or is required to file.

9.	Resolution of Disputes.

Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified financial accountants of Parent or by another individual so designated by the independent certified financial accountants of Parent, whose judgment shall be conclusive and binding upon the parties, in the absence of manifest error.

10.	Adjudications.

In any audit, conference, or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the Federal income tax liabilities of the Group or the state or local income tax liability of any combined group including Parent or any Subsidiary, the relevant taxpayer(s) shall be represented by persons selected by Parent. Parent shall undertake any settlement or other action that it is permitted to take pursuant to this Paragraph 10 affecting the income tax liability of a Subsidiary or any amount payable by a Subsidiary to or receivable by a Subsidiary from Parent with the same diligence and care as if such action pertained to an income tax liability of Parent and as if any amount that might be so payable or receivable by such Subsidiary were payable or receivable by Parent. Each Subsidiary hereby appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

11.	Joint and Several Liability of Disregarded Entities and Partnerships.

(a) Unless Parent elects otherwise, DR Partnership shall be jointly and severally liable for, and make all payments with respect to, any obligations of its partners under Paragraphs 2, 3 or 5 to the extent attributable to each such partner’s interest in DR Partnership; provided, that it is the parties’ intent that each of the partners in DR Partnership remains severally liable for all of its obligations under this Agreement.

(b) Unless Parent elects otherwise, an entity (other than DR Partnership) that is a disregarded entity or a partnership for U.S. federal income tax purposes, and that would be a Subsidiary if it were a corporation for U.S. federal income tax purposes, shall be jointly and severally liable for, and make all payments with respect to, any obligations of its members or partners (as the case may be) under Paragraphs 2, 3 or 5 to the extent attributable to each such member’s or partner’s interest in such entity; provided, that it is the parties’ intent that each such member or partner remains severally liable for all of its obligations under this Agreement.

12.	Binding Effect; Successors.

This Agreement shall be binding upon Parent and each Subsidiary that is a signatory hereto, DR Partnership, and each entity that becomes a party hereto pursuant to Paragraph 19 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto, including, without limitation, any entity that becomes a party hereto pursuant to Paragraph 19. Each party hereto may assign its right to receive payments under this Agreement, but may not assign or delegate its obligations hereunder.

13.	Interpretation.

This Agreement is intended to calculate and allocate certain Federal and state and local income tax liabilities of Parent and the Subsidiaries, and DR Partnership, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

14.	Limitation on Additional Tax Agreements; Effect of the Agreement.

This Agreement shall determine the liability of Parent and the members of the Group and DR Partnership to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or the Treasury Regulations promulgated thereunder or state or local revenue laws and regulations, financial reporting purposes or other purposes.

15.	Entire Agreement; Assignment.

This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such subject matter. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

16.	Code References.

Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

17.	Notices.

Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

If to Parent:

Duane Reade Holdings, Inc.

440 Ninth Avenue

New York, NY 10001

Facsimile: (212) 594-0832

Attention: Phillip A. Bradley, Esq.

with a copy to:

Oak Hill Capital Partners, L.P.

201 Main Street

Fort Worth, TX 76102

Facsimile: (817) 339-7350

Attention: Ray Pinson

Oak Hill Capital Management, Inc.

Park Avenue Tower

65 East 55th Street, 32nd Floor

New York, NY 10022

Facsimile: (212) 758-3572

Attention: John R. Monsky, Esq.

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Attention: Robert B. Schumer, Esq.

If to Subsidiary:

c/o Duane Reade Inc.

440 Ninth Avenue

New York, NY 10001

Facsimile: (212) 594-0832

   (212) 244-6494

If to DR International:

c/o Duane Reade Inc.

440 Ninth Avenue

New York, NY 10001

Facsimile: (212) 594-0832

   (212) 244-6494

If to DR Partnership:

c/o Duane Reade Inc.

440 Ninth Avenue

New York, NY 10001

Facsimile: (212) 594-0832

   (212) 244-6494

or to such other address as a party shall furnish in writing to the other parties. All such notices and communications shall be effective when received.

18.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.	New Members.

(a) Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of Parent may be added to the Group. Each of the parties to this Agreement agrees that any new Subsidiary of Parent shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to Taxable Periods ending after such Subsidiary was added to the Group.

(b) If the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent and that has elected to file consolidated federal income tax returns, becomes part of an affiliated group of corporations of which a different corporation (“New Parent”) is the common parent (the “New Affiliated Group”) and such New Affiliated Group elects to file consolidated federal income tax returns, then, if Parent and New Parent so agree, this Agreement shall apply mutatis mutandis to the New Affiliated Group, references to Parent shall be deemed to be references to New Parent and references to Group shall be deemed to be references to New Affiliated Group.

(c) If an entity that is a disregarded entity or partnership for U.S. federal income tax purposes and that, if it were a corporation for U.S. federal income tax purposes, would be a new Subsidiary of Parent (and would become a party to this Agreement pursuant to Paragraph 19(a)), each of the parties to this Agreement agrees that such entity shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to Taxable Periods ending after such entity was added to the Group. If a party to this Agreement becomes a disregarded entity or partnership for U.S. federal income tax purposes, this Agreement shall continue to apply with respect to such entity.

20.	Governing Law.

This Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of New York.

21.	Termination.

(a) This Agreement shall be terminated if all of the parties agree in writing to such termination or the Group fails to file a consolidated Federal income tax return for any tax year of this Agreement. For avoidance of doubt if a New Affiliated Group is created pursuant to Paragraph 19(b) and if Parent and New Parent agree to apply this Agreement mutatis mutandis to the New Affiliated Group, the formation of the New Affiliated Group shall not cause this Agreement to terminate.

(b) In the event any party ceases to be affiliated within the Group (or the New Affiliated Group, if one is created pursuant to Paragraph 19(b)), this Agreement only terminates with respect to that member.

(c) Notwithstanding the termination of this Agreement pursuant to this Paragraph 21, the provisions of this Agreement shall remain in effect, with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated Federal income tax return.

(d) Following the termination of this Agreement pursuant to this Paragraph 21, the obligations and liabilities of the parties arising under this Agreement with respect to any Taxable Period prior to the termination date and the indemnification obligation of Parent pursuant to Paragraph 7 shall continue in full force and effect until all such obligations have been met and all such liabilities have been paid in full, whether by expiration of time, operation of law or otherwise.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

PARENT

DUANE READE HOLDINGS, INC.

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARY

DUANE READE INC.

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARY

DRI I INC.

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Treasurer

SUBSIDIARY

DUANE READE REALTY, INC.

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Treasurer

[Signature Page to Amended and Restated Tax Sharing Agreement]

DUANE READE INTERNATIONAL, LLC

By:	/s/ JOSEPH C. MAGNACCA
	Name:	Joseph C. Magnacca
	Title:	Manager

DUANE READE

By: DUANE READE INC., a general partner

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

By: DRI I INC., a general partner

By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Treasurer

[Signature Page to Amended and Restated Tax Sharing Agreement]